Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 25, 2012, with respect to the consolidated financial statements as at December 31, 2011 and for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in the Registration Statement (Form S-8) pertaining to the Teekay Corporation 2013 Equity Incentive Plan, which reports appear in the December 31, 2011 Annual Report on Form 20-F of Teekay Corporation.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

March 8, 2013